Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Presbia PLC (the "Company") of our report dated March 30, 2018, relating to the consolidated financial statements of Presbia PLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern),  appearing in the Annual Report on Form 10-K of Presbia PLC for the year ended December 31, 2017.

/s/ SQUAR MILNER LLP

San Diego, California

November 16, 2018